UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2008

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	0-565	99-0032630
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 11, 2008, Alexander & Baldwin, Inc. (the “Company”) completed the purchase of a four-building industrial property referred to as the Midstate 99 Warehouse Portfolio in Visalia, California. As part of the purchase, the Company assumed approximately $12.5 million of debt under two promissory notes.

The first promissory note, with a principal amount of $8.7 million, is secured by a Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement related to one of the four buildings in the portfolio. The note bears interest at 6.38 percent, requires interest-only payments through August 1, 2012, and matures on August 1, 2017. Interest-only payments total approximately $47,000 per month through August 1, 2012, after which, principal and interest payments of approximately $54,000 per month are required through July, 2017. A final balloon payment of approximately $8.2 million is due on August 1, 2017.

The second promissory note had an original principal amount of $4.2 million. At the time of assumption by the Company, the note had a remaining principal balance of $3.8 million. The note is secured by a Deed of Trust, Security Agreement and Fixture Filing, bears interest at 5.88 percent, and matures on April 1, 2014. Principal and interest payments total approximately $26,000 per month through March, 2014, with a balloon payment of approximately $3.2 million due April 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 31, 2008

ALEXANDER & BALDWIN, INC.

/s/ Christopher J. Benjamin
Christopher J. Benjamin
Senior Vice President,
Chief Financial Officer and Treasurer